Exhibit 10.b.iv(i)

[Form for Non-Employee Directors]

Restricted Stock Award Agreement

[Date]

<Name>

<Address1>

<Address2>

<Address3>

<Address4>

Dear <Salutation>:

On behalf of the Company, I am pleased to inform you that on [date] the Board of Directors granted you an Award of Restricted Stock, pursuant to the Non-Employee Directors Equity Program (the “Program”) under the Company’s 2005 Long Term Stock Incentive Plan (the “Plan”), of shares of the Company’s $1.00 par value Common Stock. This letter and the attached Appendix (the “Agreement”) state the terms of the Award and contain other provisions which on your acceptance commit the Company and you, so I urge you to read it them carefully. You should also read the Program, the Plan, and the Prospectus dated [date], which are available from the Company. Enclosed are copies of these documents as well as our latest annual report to stockholders and proxy statement to the extent our records indicate you may not have previously received them.

Terms of Award:

Certificates for the shares of stock evidencing the Restricted Stock will not be issued but the shares will be registered in your name in book entry form promptly after your acceptance of this Award. You will be entitled to vote and receive any cash dividends on the Restricted Stock, but you will not be able to obtain a stock certificate or sell, encumber or otherwise transfer the shares except in accordance with the Plan.

The number of shares of Restricted Stock you have been awarded is [number of shares].

Provided since the date of the Award you have continuously served as an Eligible Director, as hereinafter defined, the restrictions on 20% of the shares will automatically lapse on January 1,         and on each January 1 thereafter until all shares are free of restrictions, in each case based on the initial number of shares. An Eligible Director is any Director of the Company who is not an employee of the Company and who receives a fee for services as a Director. If your term as an Eligible Director should be terminated by reason of your death or permanent and total disability, or if following retirement from your term as an Eligible Director you thereafter die, the restrictions on all Restricted Stock will lapse and your rights to the shares will become vested on the date of such termination. If your term as an Eligible Director terminates by reason of retirement on or after normal retirement age as specified in the Company’s Corporate Governance Guidelines, the restrictions contained in the Award shall continue to lapse in the same manner as though your term had not terminated. If your term as an Eligible Director is terminated for any reason other than death or permanent and total disability or retirement on or after normal retirement age as specified in the Company’s Corporate Governance Guidelines, while restrictions remain in effect, the Restricted Stock that has not vested shall be automatically forfeited and transferred back to the Company; provided, however, that a pro rata portion of the Restricted Stock which would have vested on January 1 of the year following the year of such termination shall vest on the date of termination, based upon the portion of the year during which you served as an Eligible Director of the Company.

Notwithstanding the foregoing and as provided in the Plan, if at any time you engage in an activity following your termination of service which in the sole judgment of the Board of Directors is detrimental to the interests of the Company, a subsidiary or an affiliated company, all shares of Restricted Stock which remain subject to restrictions shall be forfeited to the Company. You acknowledge that such activity includes, but is not limited to, “Business Activities” (as defined in the Appendix) for purposes of this Award and for purposes of all other outstanding awards of restricted stock and options that are subject to comparable forfeiture provisions.

As restrictions lapse, a certificate for the number of shares of Restricted Stock as to which restrictions have lapsed will be forwarded to you or the person or persons entitled to the shares.

Other Terms and Acceptance:

We agree that all of the terms and conditions of the Award are reflected in this Agreement and in the Program and Plan, and that there are no other commitments or understandings currently outstanding with respect to any other awards of restricted stock or stock options except as may be evidenced by agreements duly executed by you and the Company.

By accepting this Award you: (a) represent that you are familiar with the provisions of the Program and Plan and agree to their incorporation in this Agreement; (b) agree to provide promptly such information with respect to the Restricted Stock as may be requested by the Company and to comply with any requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes; and (c) acknowledge that all of your rights to this Award are embodied herein and in the Program and Plan.

Section 3 of the Plan provides that the Organization and Compensation Committee shall have the authority to make all determinations that may arise in connection with the Plan. It further provides that the Organization and Compensation Committee interpretation of the terms and provisions of the Plan shall be final and conclusive.

Please complete your mailing address and social security number as indicated below, sign, date and return the copy of this Award Agreement to Eugene A. Gargaro, Jr., our Vice President and Secretary, as soon as possible in order that this Award may become effective. Since the Restricted Stock cannot be registered in your name until we receive the signed copies of this Agreement, and since dividend, voting and other rights will only become effective at that time, your prompt attention and acceptance will be greatly appreciated.

Very truly yours,

MASCO CORPORATION

[Name]
[Title]

I accept and agree to the foregoing.

(Signature of Recipient)

(Mailing Address)

(Social Security Number)

Dated:

Appendix to Award Agreement

Masco Corporation (the “Company”) and you agree that all of the terms and conditions of the award of Restricted Shares (the “Grant”) contained in the foregoing letter agreement into which this Appendix is incorporated (the “Agreement”) are reflected in the Agreement and in the 2005 Long Term Stock Incentive Plan (the “Plan”), and that there are no other commitments or understandings currently outstanding with respect to any awards except as may be evidenced by agreements duly executed by you and the Company.

By signing the Agreement you acknowledge acceptance of the Grant and receipt of the documents referred to in the Agreement and represent that you have read the Plan, are familiar with its provisions, and agree to its incorporation in the Agreement and all of the other terms and conditions of the Agreement. Such acceptance, moreover, evidences your agreement promptly to provide such information with respect to shares acquired pursuant to the Grant, as may be requested by the Company.

In addition you agree, in consideration for the Grant, and regardless of whether restrictions on shares subject to the Grant have lapsed, while you are a Director of the Company and for a period of one year following any termination of your term as a Director of the Company, other than a termination following a Change in Control, not to engage in, and not to become associated in a “Prohibited Capacity” (as hereinafter defined) with any other entity engaged in, any “Business Activities” (as hereinafter defined) and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of the Company or any subsidiary at any time while the Grant is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as a director, employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of your duties or responsibilities with such other entity, or (2) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

Should you either breach or challenge in judicial, arbitration or other proceedings the validity of any of the restrictions contained in the preceding paragraph, by accepting this Grant you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from this Grant, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such income is realized from restrictions lapsing on shares on or after the termination of your term as a Director of the Company or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. The Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you hereunder.

By accepting this Grant you: (a) agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes; and (b) acknowledge that all of your rights to the Grant are embodied in the Agreement and in the Plan.

Section 3 of the Plan provides, in part, that the Committee appointed by the Company’s Board of Directors to administer the Plan shall have the authority to interpret the Plan and Grant agreements, and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons. In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing which (1) is within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Agreement or the Plan or the provisions of any other restricted stock awards or option or other agreements relating to Company Common Stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, and you shall be deemed to be an employee within the scope of the Dispute Resolution Policy and you and the Company shall be bound as if you were an employee for all claims within the scope of the Dispute Resolution Policy, except as otherwise agreed in writing by you and the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of this Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company with respect to any of the Company’s option, restricted stock or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and the Company, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

The Agreement shall be governed by and interpreted in accordance with Michigan law.